Stan J.H. Lee, CPA
2160 North Central Rd Suite 203  Fort Lee  NJ 07024
P.O. Box 436402  San Diego  CA 92143-9402
619-623-7799  Fax 619-564-3408  stan2u@gmail.com







To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of February 9, 2011, on the audited financial statements Flex Capital Corporation as of December 31, 2009 and for the period beginning from October 27, 2009 ( inception) to December 31, 2009 in S-1/A Amendment No 6 to be filed now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA

______________________
Stan J.H. Lee, CPA
February 9,  2011
Fort Lee, NJ 07024